To Kimball International, Inc.:

We are aware that Kimball International, Inc. has incorporated by reference in its Registration Statement No. 33-20125 its Form 10-Q for the quarter ended March 31, 1994, which includes our report dated April 12, 1994, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.





                                Arthur Andersen & Co.
                                ARTHUR ANDERSEN & CO.




April 12, 1994
Indianapolis, Indiana.








                                                                   Exhibit (15)










                                     - 14 -